Exhibit 10.2

FIFTH AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIFTH AMENDMENT (the “Amendment”), to be effective as of July 28, 2017 (the “Amendment Effective Date”), amends that certain Amended and Restated Employment Agreement, effective as of January 1, 2011, as amended by the First Amendment to Amended and Restated Employment Agreement, dated as of April 23, 2014, the Second Amendment to Amended and Restated Employment Agreement, dated November 24, 2014, the Third Amendment to Amended and Restated Employment Agreement, dated November 20, 2015, and the Fourth Amendment to Amended and Restated Employment Agreement, dated September 24, 2016 (the “Agreement”), by and between VASCO Data Security International, Inc., a Delaware corporation (the “Company”), and T. Kendall Hunt (“Employee”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Company and Employee desire to amend the Agreement to reflect Employee’s transition to Chairman and Founder; and

WHEREAS, Section 6.10 of the Agreement permits the amendment of the Agreement with the written consent of the Company and Employee.

NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions hereinafter set forth, the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

AGREEMENT

1. Section 1.2 of the Agreement is amended in its entirety to read as follows:

1.2    Position and Duties. On the terms and subject to the conditions set forth in this Agreement, commencing on the Effective Date and thereafter during the Employment Period, Employee shall hold the position of Chairman and Founder and shall report to the Board of Directors. Employee shall perform such duties and responsibilities as are consistent with Employee’s position and as may be reasonably assigned to Employee by the CEO from time to time. In addition, Employee shall continue as a member of the Board of Directors.

Employee shall use Employee’s reasonable best efforts to perform such responsibilities in a diligent, loyal, and businesslike manner so as to advance the best interests of the Company. Employee shall act in conformity with the Company’s Code of Conduct and Ethics (or similar successor document) as in effect from time to time (the “Code of Conduct”) and the Company’s policies, and within the limits, budgets and business plans set by the Company, and shall adhere to all rules and regulations in effect from time to time relating to the conduct of executives of the Company.

2. Section 3.3 (ii) of the Agreement is amended to remove the reference to the position of “Chief Executive Officer.”

3. References in the Agreement to position and title for Employee shall now refer to the new position of Chairman and Founder.

4. The remaining provisions of the Agreement not modified as set forth above shall remain in full force and effect. In the event of a conflict between any provisions of the Employment Agreement (and any prior amendments) and this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by a duly authorized officer thereof, and Employee has hereunto set his hand, agreeing to this Amendment.

VASCO DATA SECURITY INTERNATIONAL, INC.

By:	/s/ Mark S. Hoyt
Name:	Mark S. Hoyt
Its:	Chief Financial Officer

Date: July 26, 2017

/s/ T. Kendall Hunt
T. Kendall Hunt, Employee

Date: July 26, 2017